Financial Contact:  James C. Jacobsen, (314) 576-3429, Fax: (314) 576-3439 OR
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                        KELLWOOD COMPANY (NYSE) ACQUIRES
                  FRITZI CALIFORNIA   CALIFORNIA APPAREL MAKER

     ST. LOUIS, Missouri, December 14, 1998   Kellwood Company (NYSE) announced
the completion of its acquisition of San Francisco-based Fritzi California, according to Hal J. Upbin, president and chief executive officer.

     Fritzi California, with sales in excess of $100 million, is a leading designer, manufacturer and distributor of dresses and sportswear for juniors and girls. Fritzi's dresses and sportswear are sold through department and specialty stores under the My Michelle(R), jaclyn b.(TM) and You Babes(R) brands.

     "This acquisition will further balance Kellwood's channel and customer mix by extending our reach into the juniors and girls markets," Upbin said. Fritzi's offerings in these product categories will support future growth as Kellwood continues to expand its portfolio of branded apparel."

     In a prior release issued on December 1, 1998, Kellwood announced the signing of definitive agreements to acquire Koret of California, Inc., in addition to Fritzi California. Kellwood anticipates the Koret transaction to be completed during January 1999.

     Kellwood Company (NYSE: KWD) is a leading marketer, merchandiser and manufacturer of apparel and recreational camping products. For more about Kellwood, visit the Company's web site at www.kwdco.com.


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